                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                                          OMB APPROVAL

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                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                         Onelink Communication Inc.
                     ----------------------------------
                              (Name of Issuer)

                                Common Stock
                     ----------------------------------
                       (Title of Class of Securities)

                                 682676101
                     ----------------------------------
                              (CUSIP Number)

   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                              Page 1 of  5  Pages
                                        ---

CUSIP No. 682676101                   13G                 Page  2  of  5  Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Name of Reporting Person.  S.S. or I.R.S. Identification No. of Above
     Person

    Woodland Partners LLC
    41-1832463
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
    Minnesota
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                  187,600
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                  0
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                  187,600
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                  0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
    187,600 Shares
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
    6.4%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
    IA
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1.
    (a)  Name of Issuer

         Onelink Communication Inc.

    (b)  Address of Issuer's Principal Executive Offices

         10340 Viking Drive
         Suite 150
         Eden Prairie, MN 55344

ITEM 2.
    (a)  Name of Person Filing

         Woodland Partners LLC (the "Company")

    (b)  Address of Principal Business Office or, if None, Residence

         60 South Sixth Street
         Suite 3750
         Minneapolis, Minnesota  55402

    (c)  Citizenship

         The Company is organized in Minnesota

    (d)  Title of Class of Securities

         Common Stock

    (e)  CUSIP Number

         682676101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

    (a)  / /  Broker or Dealer registered under section 15 of the Act

    (b)  / /  Bank as defined in section 3(a)(6) of the Act

    (c)  / /  Insurance Company as defined in section 3(a)(19) of the Act

    (d) / / Investment Company registered under section 8 of the Investment Company Act

    (e) /x/ Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1(b)(1)(ii)(F)

    (g)  / /  Parent Holding Company, in accordance with section
              240.13d-1(b)(ii)(G) (Note:  See Item 7)

    (h)  / /  Group, in accordance with section  240.13d-1(b)(1)(ii)(H)

ITEM 4.  OWNERSHIP

    (a)  Amount Beneficially Owned

         187,600 shares

    (b)  Percent of Class

         6.4%

    (c)  Number of shares as to which such person has:

         (i)  sole power to vote or to direct the vote

              187,600

        (ii)  shared power to vote or to direct the vote

              0

       (iii)  sole power to dispose or to direct the disposition of

              187,600

        (iv)  shared power to dispose or to direct the disposition of

              0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

    The Company manages accounts for the benefit of its clients. Dividends on, and the proceeds from the sale of, securities are credited to the account which holds or held such securities. No single account managed by the Company holds more than five percent of the class of securities referred to above.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                      SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                    February 3, 1997
                                          --------------------------------------
                                                          Date

                                                 /s/ Richard J. Rinkoff
                                          --------------------------------------
                                                        Signature

                                          Richard J. Rinkoff, Managing Partner
                                          --------------------------------------

                                                        Name/Title


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